UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2016

MAZZAL HOLDING CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55152

NEVADA	46-1845946
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6102 MacDill Avenue, Suite G
Tampa, Florida 33611
(Address of principal executive offices, including zip code)

(813) 902 9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.
Item 2.01   Completion of Acquisition or Disposition of Assets.
Item 5.01   Changes in Control of Registrant.
Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended Master Stock Purchase Agreement

On February 9, 2016, Mazzal Holding Corp., a Nevada corporation (the “Company”), Nissim Trabelsi, Shawn Telsi, the Mazzal Living Trust, the majority shareholder of the Company (the “Trust”), and B2 Opportunity Fund, LLC, a Nevada limited liability company (“B2”), entered into an Amended Master Stock Purchase Agreement (the “Master Agreement”).

Pursuant to the Master Agreement, Mr. Trabelsi and Mr. Telsi each agreed to sell 100% of the shares of the Company’s common stock owned by them to B2 or its designees. Mr. Trabelsi sold 45,800,000 shares of the Company’s common stock, and Mr. Telsi sold 9,500,000 shares of the Company’s common stock. The purchase price paid for the shares was Three Hundred Fifteen Thousand Dollars ($315,000).

Sale of Real Property

In connection with the Master Agreement, the Company agreed to sell to the Trust, and the Trust agreed to purchase from the Company, real property which the Trust had previously sold to the Company (the “Property”) consisting of “the land and all buildings thereon known as 171 Hart St., Taunton MA 02780.” The Property consists of approximately 25 acres, and is located in the Green Pines Townhomes subdivision, and the subdivision is managed by the Green Pines Townhomes Condominium Trust.  As consideration for the purchase of the Property, the Trust returned to the Company 149,950,000 of the 150,000,000 shares of the Company’s common stock owned by the Trust, while retaining 50,000 of the shares.

The Company filed a quitclaim deed on the Property to convey the Property to the Trust.  In connection with the execution of the Master Agreement, the Company canceled the 149,950,000 shares of common stock conveyed by the Trust.

The foregoing description of the Master Agreement is qualified in its entirety with reference to the entire agreement, which has been filed as Exhibit 99.1 attached hereto.

New Director; New Officer; Resignation of Mr. Trabelsi

In connection with his sale of his and Mr. Telsi’s shares, Mr. Trabelsi appointed Christopher J. Floyd to the Board of Directors of the Company and to the Board of Directors of Command Control Center Corp. (“CCC”), the Company’s wholly owned subsidiary.  Mr. Trabelsi also appointed Mr. Floyd as the CEO, CFO, and Secretary of both the Company and of CCC.   Following Mr. Trabelsi’s appointment of Mr. Floyd to the boards of directors and as an officer of the Company and CCC, Mr. Trabelsi resigned from all positions with the Company and with CCC, effective immediately.

There were no disagreements or disputes between Mr. Trabelsi and the Company or the Board of Directors.

A copy of Mr. Trabelsi’s notice of resignation is included as an exhibit to this report.  The Company provided to Mr. Trabelsi a copy of this Current Report for his review prior to filing.

Change in Control

In connection with the Master Agreement and the cancellation of the Trust’s shares in connection with the sale of the Property, a change of control of the Company occurred.

By way of background, in October 2015, the Company entered into a Share Exchange Agreement with Global ITS, a Wyoming corporation (“Global ITS”) and the shareholders of Global ITS, pursuant to which the Company acquired all of the outstanding shares of Global ITS. The Global ITS shareholders tendered their shares of Global ITS common stock in exchange for which the Company issued 120,000,000 shares of its Common Stock to the shareholders of Global ITS.  Following their issuance, the 120,000,000 shares represented in the aggregate approximately 36% of the issued and outstanding shares of the Company.

Immediately prior to the execution of the Master Agreement, the Company had 330,000,000 common shares issued and outstanding. Mr. Trabelsi, through his personal ownership and as Trustee of the Trust, beneficially owned approximately 60% of the outstanding shares.

As noted above, in connection with the Master Agreement discussed above, Mr. Trabelsi sold his shares of common stock to B2 or its designees, and the Trust agreed to purchase the Property from the Company in exchange for 149,950,000 shares of the Company’s common stock, which were canceled by the Company following the closing of the transaction.  As such, following the closing of the Master Agreement, the Company had 180,050,000 shares issued and outstanding.  Mr. Trabelsi owns indirectly through the Trust 50,000 shares of the Company’s common stock.

The Global ITS holders, as a group, hold shares representing approximately 67% of the total issued and outstanding shares. B2’s designee, Lone Cypress LLC, owns shares representing approximately 25% of the outstanding common stock.

As such, a change of control of the Company occurred in connection with the execution of the Master Agreement and the cancellation of the Trust’s shares.  As noted, the Global ITS shareholders tendered their shares of Global ITS common stock in exchange for the shares of the Company’s common stock.

Global ITS has approximately 50 shareholders, including Lone Cypress, LLC. Following the distribution of Company’s shares to the Global ITS shareholders, none of the former Global ITS shareholders owned 10% or more of the Company’s shares other than Lone Cypress, which received an aggregate of 41,137,120, which was equal to approximately 23% of the total outstanding shares of the Company.

There are no arrangements or understandings between the Company or Mr. Trabelsi and the shareholders of Global ITS relating to the election of directors or other matters.  Additionally, to the Company’s knowledge, there are no arrangements between Global ITS and its shareholders that may result in a change of control in the future.

Item 9.01 – Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description

17	Resignation of Nissim Trabelsi

99.1	Master Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAZZAL HOLDING CORP.

Date February 12, 2016	By:	/s/ Christopher J. Floyd
Christopher J. Floyd
Chief Executive Officer